Exhibit 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of March 3, 2010, by and between CNA Financial Corporation (“Company”) and Thomas F. Motamed (“Executive”).
WITNESSETH:
     WHEREAS, Company and Executive entered into that certain Employment Agreement, dated May 22, 2008 (“Original Agreement”), as amended October 24, 2008 (collectively, the “Agreement”); and
     WHEREAS, Company and Executive mutually desire to amend the provisions of the Agreement relating to Executive’s personal use of the Company aircraft, and certain performance-based restricted stock units, all in accordance with the terms and conditions hereinafter set forth;
     NOW, THEREFORE, for good and valuable consideration, as well as the mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Use of Aircraft. The penultimate sentence of Section 4 of the Original Agreement is hereby deleted in its entirety and replaced with the following language:
During the Term, the Executive shall be entitled to use the Company aircraft for personal use consistent with the Company’s practice for its Chief Executive Officer as in effect from and after the Signing Date and for a maximum of 31,000 miles per calendar year (pro-rated for partial years), with imputed taxable income to the Executive for such personal use of the Company aircraft.
2. Performance-Based Restricted Stock Units. The grant of RSUs under Section 3(e)(ii) of the Original Agreement for the calendar year 2010 shall have a value of $3,500,000 on the date of grant, based upon the VWAP. Grants for subsequent calendar years during the Term, however, shall have a value of $2,500,000 on the date of grant, as provided in the Original Agreement. In addition, for all grants of RSUs under Section 3(e)(ii) of the Original Agreement for the calendar year 2010 and subsequent calendar years during the Term, the table set forth in Section 3(e)(ii) of the Original Agreement shall be deleted in its entirety and replaced with the following table:

NOI as % of Budgeted NOI	% of RSUs Earned

Less than 50%	0%
50% - 100%	80% - 100	% [1]
Above 100%	100%

(1)	Percent of RSUs earned to be interpolated
3. Ratification. Except as modified by this Amendment, the Agreement remains in full force and effect in accordance with its terms, covenants, and conditions, all of which are hereby ratified and confirmed by both parties. This Amendment is the full and final expression of the agreement of the parties with respect to the subject matter herein addressed and supersedes all previous agreements and understandings with respect to the subject matter herein addressed.
[signatures to follow on subsequent page]

     IN WITNESS WHEREOF, the parties have duly entered into this Amendment as of the date first above written.

CNA Financial Corporation		Thomas F. Motamed

By:	/s/ Jacquelyne M. Belcastro	/s/ Thomas F. Motamed

Printed Name: Jacquelyne Belcastro
Title: Senior Vice President & Deputy General Counsel

By:	/s/ Lawrence J. Boysen

Printed Name: Lawrence J. Boysen
Title: Senior Vice President & Corporate Controller

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